Form N-SAR, Sub-Item 77Q1(b)
Copies of text of changes to investment policy

Nuveen Symphony Credit Opportunities Fund and
Nuveen Symphony Floating Rate Income Fund

Nuveen Investment Trust III

811-09037


On November 15, 2012, notification of the above-referenced Funds changes in investment policies was filed as a 497 (supplement) to the Funds prospectus. A copy of the supplement is contained in the Form 497 filing on November 15, 2012, accession number 0001193125-12-471831 and is herein incorporated by reference as an exhibit to the Sub-Item 77Q1(b) of Form N-SAR.